                                                                    EXHIBIT 99.1

                                                   Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039


[MISSION RESOURCES LOGO]                                            NEWS RELEASE

CONTACT:   Ann Kaesermann
           Vice President - Accounting & Investor Relations, CAO investors@mrcorp.com
           (713) 495-3100

          MISSION RESOURCES COMPLETES $15 MILLION DEBT-FOR-EQUITY SWAP

HOUSTON, FEBRUARY 25, 2004 - MISSION RESOURCES CORPORATION (NASDAQ: MSSN) announced today that it has acquired $15.0 million of its 10 7/8% Senior Subordinated Notes due 2007 (the "Notes") for 6,250,000 shares of the Company's common stock. The transaction was completed with Stellar Funding, Ltd., a private investment fund managed by an affiliate of Guggenheim Capital, LLC. The Company has also committed to file a registration statement on Form S-3 with the SEC to register the resale of these shares.

"I am pleased to complete yet another very positive step towards Mission's full financial recovery," said Mission Chairman, President and Chief Executive Officer, Robert L. Cavnar. "This transaction further strengthens our balance sheet and reduces our interest expense. We believe that we are now well positioned in our current negotiations to replace our existing senior credit facility."

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

Guggenheim Capital, LLC, is a privately-held, diversified financial services firm that, through its affiliated entities, provides financial advisory services, corporate finance, wealth management and investment management products to high net worth individuals and institutional investors. Presently, the firm and its affiliates manage and provide advisory services with respect to more than $80 billion of investment assets.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

                                       ###